Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:

Heide Erickson

Capella Education Company

612-977-5172

Heide.Erickson@capella.edu

Media Contact:

Irene Silber

Capella Education Company

612-977-4132

Irene.Silber@capella.edu

CAPELLA EDUCATION COMPANY ANNOUNCES

AUTHORIZATION OF THE REPURCHASE OF UP TO $50 MILLION

OF THE COMPANY’S COMMON SHARES

MINNEAPOLIS, March 3, 2008 - Capella Education Company (NASDAQ: CPLA), a provider of exclusively online post-secondary education through its wholly owned subsidiary Capella University (www.capella.edu), today announced that its Board of Directors has authorized the repurchase of up to $50 million of the company’s outstanding common shares.

“The share repurchase authorization reflects the strength of Capella’s business model and our ongoing commitment to using our capital in a disciplined manner to maximize value for our shareholders,” said Lois Martin, Capella’s chief financial officer. “As of Dec. 31, 2007, we had $143.7 million in cash and marketable securities and no debt, and expect to continue to generate significant cash flow from operations. The authorization allows us to use a portion of this capital to repurchase shares while maintaining the flexibility to invest in the continued profitable growth of the business.”

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Capella Education Company Announces $50Million Share Repurchase Authorization

The share repurchases will be made from time to time, using cash on hand and cash generated from future operations, in the open market at prevailing market prices or in privately negotiated transactions. The company may also repurchase shares pursuant to a 10b5-1 plan, which allows the company to purchase shares during corporate black-out periods. The timing and extent of any repurchases will depend upon market conditions, the trading price of the company’s shares and other factors, and subject to the restrictions relating to volume, price and timing under applicable law. The repurchase program may be modified, suspended or terminated at any time by the company without notice.

Forward-Looking Statements

This news release contains forward-looking statements regarding the company's intention to repurchase shares of its common stock and the manner of funding such purchases. These statements involve risks and uncertainties that could cause actual events to differ materially from current expectations, including risks associated with the company's ability to complete the share repurchase program. The company does not undertake to update its forward-looking statements.

About Capella Education Company

Founded in 1991, Capella Education Company (NASDAQ: CPLA) is a national leader in online education and parent company of Capella University, a regionally accredited*, online university. Capella University offers graduate degree programs in business, information technology, education, human services, psychology, public health, and public safety, and bachelor's degree programs in business, information technology, and public safety. These academic programs are designed to meet the needs of working adults, combining high quality, competency-based curricula with the convenience and flexibility of an online learning format. Currently, Capella University offers 19 graduate and undergraduate degree programs with 104 specializations and more than 950 courses. More than 22,000 learners were enrolled as of Dec. 31, 2007. For more information about Capella Education Company, please visit http://www.capellaeducation.com. For more information about Capella University, please visit http://www.capella.edu or call 1.888.CAPELLA (227.3552).

*	Capella University is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (NCA), http://www.ncahlc.org. Capella University, 225 South Sixth Street, Ninth Floor, Minneapolis, MN 55402, 1-888-CAPELLA (227-3552), www.capella.edu.

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